Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS 2nd QUARTER 2019 RESULTS

•	2Q Revenues Decreased 1.2% on a Reported Basis; 2Q Revenues Increased 1.2% on a Constant Currency Basis

•	2Q GAAP Diluted Net Income per Share of $0.34, 2Q Adjusted Earnings per Share of $0.53

•	Reiterating 2019 Revenue, Adj. EBITDA, and Free Cash Flow Guidance and Raising Adj. EPS Guidance to $1.70-1.80

•	Focused on Completing Strategic Review and Announcing Outcome by 3Q Earnings Release

New York, USA – July 31, 2019 – Today, Nielsen Holdings plc (NYSE: NLSN) announced its second quarter 2019 results and reaffirmed revenue, Adjusted EBITDA, and free cash flow guidance for 2019. The company also raised adjusted EPS guidance to $1.70-1.80 from $1.63-1.77 previously.

David Kenny, Chief Executive Officer, commented, “Nielsen has evolved significantly over the past year. Our second quarter results were once again slightly ahead of our expectations. We continue to make progress on our transformation into a product driven technology company, making faster, bolder decisions that enhance value for our clients. We were pleased with revenue trends in both Media and Connect and have also demonstrated progress in moving towards a modern architecture, highlighted by the successful transition of our National TV measurement processing to the cloud.  We have aligned our organization around two industry-leading businesses serving the media and fast moving consumer goods industries that are capable of greater profitability, higher cash flow conversion, and delivering strong shareholder value.”

Kenny continued, "The strategic review continues and the Board is focused on completing the process by the third quarter earnings release. We will discuss the outcome and go-forward plan at the conclusion of the process. In addition, we remain focused on executing on our growth strategies and positioning the company to maximize value for all of our shareholders."

Second Quarter 2019 Results

•	2nd quarter revenues were $1,628 million, down 1.2% reported, or up 1.2% on a constant currency basis, compared to the prior year.
•	Nielsen Global Media revenues increased 1.1% to $856 million, or 2.0% on a constant currency basis, compared to the prior year.
•

Audience Measurement revenues increased 3.5%, or 4.2% on a constant currency basis, primarily due to continued client adoption of our Total Audience Measurement system, partly offset by pressure in local television measurement.

•

Plan/Optimize revenues decreased 4.9%, or a decrease of 3.3% on a constant currency basis primarily driven by historical data sales related to a product category exit and pressure in Telecom, partially offset by a recent acquisition.

•	Nielsen Global Connect revenues decreased 3.5% to $772 million, or an increase of 0.4% on a constant currency basis.
•	Measure revenues decreased 2.5%, or an increase of 1.7% on a constant currency basis, reflecting strong performance in retail measurement services and improved trends in Emerging Markets.
•	Predict/Activate revenues decreased 5.8%, or 2.6% on a constant currency basis, reflecting continued softness in areas such as innovation and custom analytics.
•

Net income increased 70.8% to $123 million, or 83.6% on a constant currency basis, compared to $72 million in the prior year, due to lower restructuring charges and lower tax expense, partially offset by higher depreciation and amortization.

•	Net income per share on a diluted basis was $0.34 per share, compared to $0.20 per share in the prior year.
•	Adjusted earnings per share was $0.53 per share, compared to $0.47 per share in the prior year, driven by higher operating profit and a lower effective tax rate.
•	Adjusted EBITDA increased 0.4% to $470 million, or 2.0% on a constant currency basis, compared to the prior year.
•

Adjusted EBITDA margin increased 45 basis points to 28.9%, or 20 basis points on a constant currency basis compared to the prior year, as productivity initiatives were partially offset by investments in growth initiatives.

Financial Position

•	As of June 30, 2019, Nielsen’s cash and cash equivalents were $393 million and gross debt was $8,645 million.

•	Net debt (gross debt less cash and cash equivalents) was $8,252 million and Nielsen’s net debt leverage ratio was 4.48x at the end of the quarter.
•

Cash flow from operations decreased to $226 million for the second quarter of 2019, from $242 million in the prior year. Cash flow performance was primarily driven by working capital timing, partially offset by lower interest, restructuring and tax payments.

•	Cash taxes were $76 million for the second quarter of 2019, compared to $79 million in the prior year.
•	Net capital expenditures were $108 million for the second quarter of 2019, compared to $118 million in the prior year.
•	Free cash flow for the second quarter of 2019 decreased to $118 million, compared to $124 million in the prior year.

Capital Allocation

Nielsen did not repurchase ordinary shares during the second quarter of 2019.  The company has a total of $228 million remaining for repurchases under the existing share repurchase program as of June 30, 2019.

On July 18, 2019, our Board of Directors approved our quarterly cash dividend of $0.35 per common share. The dividend is payable on September 5, 2019 to shareholders of record at the close of business on August 22, 2019.

2019 Full Year Guidance

The company is reiterating 2019 Revenue, Adj. EBITDA, and Free Cash Flow guidance and raising Adj. EPS guidance as highlighted below.

•	Total revenue growth on a constant currency basis: Flat to +1.5%
•	Adjusted EBITDA margin: 28 - 29%
•	Adjusted EBITDA: $1,800 - $1,900 million
•	Adjusted earnings per share: $1.70 - $1.80 (previously $1.63 - $1.77)
•	Free cash flow: $525 - $575 million

2019 Guidance Non-GAAP Reconciliations

The below table presents a reconciliation from forecasted revenue to revenue on a constant currency basis for our 2019 guidance:

(IN MILLIONS)	2019 Guidance		% Variance Constant Currency	2018 Revenue Constant Currency
Total Revenue	$	~6,485	Flat to 1.5%	$6,435

The below table presents a reconciliation from Net Income to Adjusted EBITDA for our 2019 guidance:

(IN MILLIONS)
Net income	$280 - $340
Interest expense, net	~400
Provision for income taxes	~125
Depreciation and amortization	~750
Restructuring charges	~150
Share-based compensation expense and Other	~120
Adjusted EBITDA	$1,800 – 1,900

The below table presents a reconciliation from Net Income Attributable to Nielsen Shareholders to Adjusted Net Income to calculate Adjusted Earnings per Share (diluted) for our 2019 guidance:

(IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net income attributable to Nielsen shareholders	$270 - $320
Depreciation and amortization associated with acquisition-related tangible and intangible assets	~200
Restructuring charges	~150
Share-based compensation expense and Other	~120
Tax effect of above items	~(140)
Adjusted earnings	$605 - $640
Adjusted earnings per share	$1.70 – $1.80

The below table presents a reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow for our 2019 guidance:

(IN MILLIONS)
Net cash provided by operating activities	$1,055 - $1,105
Less: Capital expenditures, net	~(530)
Free cash flow	$525 - $575

Conference Call and Webcast

Nielsen will hold a conference call to discuss today’s announcements at 8:00 a.m. U.S. Eastern Time (ET) on July 31, 2019. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-833-236-2755. Callers outside the U.S. can dial +1-647-689-4180. The passcode for the call is “9947836.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to the expected completion of our strategic review and those set forth above under “2019 Full Year Guidance,” as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, our review of strategic alternatives, general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and other specific risk factors that are outlined in our disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as our 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global measurement and data analytics company that provides the most complete and trusted view available of consumers and markets worldwide. Our approach marries proprietary Nielsen data with other data sources to help clients around the world understand what’s happening now, what’s happening next, and how to best act on this knowledge. For more than 90 years Nielsen has provided data and analytics based on scientific rigor and innovation, continually developing new ways to answer the most important questions facing the media, advertising, retail and fast-moving consumer goods industries. An S&P 500 company, Nielsen has operations in over 100 countries, covering more than 90% of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.

Results of Operations—(Three and Six Months Ended June 30, 2019 and 2018)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2019	2018	2019	2018
Revenues	$1,628	$1,647	$3,191	$3,257
Cost of revenues	699	698	1,394	1,417
Selling, general and administrative expenses	483	494	963	987
Depreciation and amortization (1)	185	162	364	329
Restructuring charges	12	65	47	89
Operating income	249	228	423	435
Interest income	1	2	3	4
Interest expense	(100)	(100)	(199)	(196)
Foreign currency exchange transaction losses, net	(1)	(4)	(4)	(4)
Other income/(expense), net	-	(5)	5	(4)
Income from continuing operations before income taxes and equity in net loss of affiliates	149	121	228	235
Provision for income taxes	(23)	(44)	(55)	(83)
Equity in net loss of affiliates	-	(1)	-	(1)
Net income	126	76	173	151
Net income attributable to noncontrolling interests	3	4	7	7
Net income attributable to Nielsen shareholders	$123	$72	$166	$144
Net income per share of common stock, basic
Net income attributable to Nielsen shareholders	$0.35	$0.20	$0.47	$0.40
Net income per share of common stock, diluted
Net income attributable to Nielsen shareholders	$0.34	$0.20	$0.47	$0.40
Weighted-average shares of common stock outstanding, basic	355,630,327	355,773,490	355,539,038	356,115,127
Dilutive shares of common stock	997,381	602,670	954,854	707,962
Weighted-average shares of common stock outstanding, diluted	356,627,708	356,376,160	356,493,892	356,823,089

(1)

Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $53 million and $107 million, respectively, for the three and six months ended June 30, 2019 and $56 million and $112 million, respectively, for the three and six months ended June 30, 2018.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the Company has determined that it is appropriate to make this data available to all investors.  None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

Organic Constant Currency Presentation

We define organic constant currency revenue as constant currency revenue excluding the net effect of business acquisitions and divestitures over the past twelve months. Refer to the Constant Currency Presentation section above for the definition of constant currency. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis and organic constant currency basis for the three and six months ended June 30, 2019.

(IN MILLIONS) (UNAUDITED)	Three Months Ended June 30, 2019 Reported	Three Months Ended June 30, 2018 Reported	% Variance 2019 vs. 2018 Reported	Three Months Ended June 30, 2018 Constant Currency	% Variance 2019 vs. 2018 Constant Currency	Three Months Ended June 30, 2019 Organic	Three Months Ended June 30, 2018 Organic Constant Currency	% Variance 2019 vs. 2018 Organic Constant Currency

Revenues by segment
Measure	$546	$560	(2.5)%	$537	1.7%	$546	$537	1.7%
Predict/Activate	226	240	(5.8)%	232	(2.6)%	223	229	(2.6)%
Connect	$772	$800	(3.5)%	$769	0.4%	$769	$766	0.4%

Audience Measurement	$622	$601	3.5%	$597	4.2%	$620	$597	3.9%
Plan/Optimize	234	246	(4.9)%	242	(3.3)%	227	242	(6.2)%
Media	$856	$847	1.1%	$839	2.0%	$847	$839	1.0%
Total	$1,628	$1,647	(1.2)%	$1,608	1.2%	$1,616	$1,605	0.7%

(IN MILLIONS) (UNAUDITED)	Six Months Ended June 30, 2019 Reported	Six Months Ended June 30, 2018 Reported	% Variance 2019 vs. 2018 Reported	Six Months Ended June 30 2018 Constant Currency	% Variance 2019 vs. 2018 Constant Currency	Six Months Ended June 30, 2019 Organic	Six Months Ended June 30, 2018 Organic Constant Currency	% Variance 2019 vs. 2018 Organic Constant Currency

Revenues by segment
Measure	$1,085	$1,123	(3.4)%	$1,067	1.7%	$1,084	$1,067	1.6%
Predict/Activate	424	463	(8.4)%	444	(4.5)%	419	438	(4.3)%
Connect	$1,509	$1,586	(4.9)%	$1,511	(0.1)%	$1,503	$1,505	(0.1)%

Audience Measurement	$1,227	$1,197	2.5%	$1,189	3.2%	$1,224	$1,189	2.9%
Plan/Optimize	455	474	(4.0)%	465	(2.2)%	441	465	(5.2)%
Media	$1,682	$1,671	0.7%	$1,654	1.7%	$1,665	$1,654	0.7%
Total	$3,191	$3,257	(2.0)%	$3,165	0.8%	$3,168	$3,159	0.3%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and six months ended June 30, 2019.

(IN MILLIONS) (UNAUDITED)	Three Months Ended June 30, 2019 Reported	Three Months Ended June 30, 2018 Reported	% Variance 2019 vs. 2018 Reported	Three Months Ended June 30, 2018 Constant Currency	% Variance 2019 vs. 2018 Constant Currency
Net Income attributable to Nielsen Shareholders	$123	$72	70.8%	$67	83.6%

Adjusted EBITDA	$470	$468	0.4%	$461	2.0%

(IN MILLIONS) (UNAUDITED)	Six Months Ended June 30, 2019 Reported	Six Months Ended June 30, 2018 Reported	% Variance 2019 vs. 2018 Reported	Six Months Ended June 30, 2018 Constant Currency	% Variance 2019 vs. 2018 Constant Currency
Net Income attributable to Nielsen Shareholders	$166	$144	15.3%	$132	25.8%

Adjusted EBITDA	$885	$891	(0.7)%	$874	1.3%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense and other non-operating items from our consolidated statements of operations, as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Impairment of goodwill and other long-lived assets: We exclude the impact of charges related to the impairment of goodwill and other long-lived assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

Share-based compensation expense: We exclude the impact of costs relating to share-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of share-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjusted Earnings per Share

We define Adjusted Earnings per Share as net income attributable to Nielsen shareholders per share (diluted) from continuing operations from our consolidated statements of operations, excluding depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, adjusted for income taxes related to these items. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operating performance.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2019	2018	2019	2018
Net income attributable to Nielsen shareholders	$123	$72	$166	$144
Interest expense, net	99	98	196	192
Provision for income taxes	23	44	55	83
Depreciation and amortization	185	162	364	329
EBITDA	430	376	781	748
Equity in net loss of affiliates	-	1	-	1
Other non-operating expense, net	4	13	6	15
Restructuring charges	12	65	47	89
Share-based compensation expense	11	7	26	20
Other items (a)	13	6	25	18
Adjusted EBITDA	$470	$468	$885	$891
(a)

Other items primarily consist of business optimization costs, including strategic review costs, and transaction related costs for the three and six months ended June 30, 2019. For the three months ended June 30, 2018, other items primarily consist of transaction related costs. For the six months ended June 30, 2018, other items primarily consist of transaction related costs and business optimization costs.

The below table presents reconciliations from diluted net income per share to Adjusted earnings per share for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2019	2018	2019	2018
Net income attributable to Nielsen shareholders per share of common stock, diluted	$0.34	$0.20	$0.47	$0.40
Depreciation and amortization associated with acquisition-related tangible and intangible assets	0.15	0.16	0.30	0.31
Restructuring	0.03	0.18	0.13	0.25
Share-based compensation	0.03	0.02	0.07	0.06
Other non-operating (income)/expense, net	0.00	0.03	0.00	0.03
Other items (a)	0.04	0.02	0.07	0.05
Tax effect of above items	(0.08)	(0.14)	(0.17)	(0.23)
Discrete tax benefit/(provision)	0.01	-	0.01	-
Adjusted earnings per share	$0.53	$0.47	$0.88	$0.87

(a)Other items primarily consist of business optimization costs, including strategic review costs, and transaction related costs for the three and six months ended June 30, 2019. For the three months ended June 30, 2018, other items primarily consist of transaction related costs. For the six months ended June 30, 2018, other items primarily consist of transaction related costs and business optimization costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, plus contributions to the Nielsen Foundation, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2019	2018	2019	2018
Net cash provided by operating activities	$226	$242	$183	$125
Less: Capital expenditures, net	(108)	(118)	(230)	(246)
Free cash flow	$118	$124	$(47)	$(121)

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of June 30, 2019 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of June 30, 2019	$8,645
Less: Cash and cash equivalents as of June 30, 2019	(393)
Net debt as of June 30, 2019	$8,252

Adjusted EBITDA for the year ended December 31, 2018	$1,850
Less: Adjusted EBITDA for the six months ended June 30, 2018	891
Add: Adjusted EBITDA for the six months ended June 30, 2019	885
Adjusted EBITDA for the twelve months ended June 30, 2019	$1,844

Net debt leverage ratio as of June 30, 2019	4.48x